Exhibit 4.2

EXECUTION COPY

FOURTH AMENDED AND RESTATED FIRST REFUSAL AND CO-SALE

AGREEMENT

Parties: Despegar.com, Corp., a business company incorporated in the British Virgin Islands with company number 1936519 and whose registered office is at Commerce House, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands VG1110 (the “Company”), the holders of Ordinary Shares of the Company (“Ordinary Shares”) listed on Schedule A hereto (the “Tiger Shareholders”), the holders of Ordinary Shares listed on Schedule B hereto (the “Management Shareholders”), the holders of Ordinary Shares listed on Schedule C hereto (the “Other Investor Shareholders”), the holders of Ordinary Shares listed on Schedule D hereto (the “Expedia Shareholder”) and such persons who may be listed from time to time on Schedule E hereto (the “Additional Shareholders” and, together with the Management Shareholders, the Tiger Shareholders, the Other Investor Shareholders and the Expedia Shareholder, each, a “Shareholder” and, collectively, the “Shareholders”), in each case as such Schedules A, B, C, D or E may be amended hereafter as contemplated herein. This document, dated as of August 29, 2017, is referred to herein as the “Agreement” and may also be referred to as the “Fourth Amended and Restated First Refusal and Co-Sale Agreement.”

WITNESSETH:

WHEREAS, the Shareholders possess certain rights and obligations pursuant to that certain Third Amended and Restated First Refusal and Co-Sale Agreement dated as of March 6, 2015 by and among the Company and the Shareholders (the “Third Amended and Restated First Refusal and Co-Sale Agreement”);

WHEREAS, the Third Amended and Restated First Refusal and Co-Sale Agreement may be amended (subject to certain exceptions) with the consent of each of the Company, the Expedia Shareholder and the Tiger Shareholders;

WHEREAS, the Company is undertaking an Initial Offering (as defined below); and

WHEREAS, in connection with the Initial Offering, the Company, the Expedia Shareholder and the Tiger Shareholders desire to amend and restate the Third Amended and Restated First Refusal and Co-Sale Agreement in the form of this Agreement, which shall supersede and replace the Third Amended and Restated First Refusal and Co-Sale Agreement in its entirety.

NOW, THEREFORE, in consideration of the foregoing premises and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, the Tiger Shareholders and the Expedia Shareholder agree to amend and restate the Third Amended and Restated First Refusal and Co-Sale Agreement as follows, and the Parties further agree as follows:

This Fourth Amended and Restated First Refusal and Co-Sale Agreement shall become effective immediately prior to the consummation of an Initial Offering (as defined below).

1. Definitions.

1.1 Defined Terms. Capitalized terms used, but not defined elsewhere in this Agreement, will have the meanings set forth in this Section 1.1 for all purposes of this Agreement.

(a) Affiliate. For purposes of this Agreement, the term “Affiliate” shall have the meaning given to such term in the Investors’ Rights Agreement.

(b) Beneficial ownership. For purposes of this Agreement, the term “beneficial ownership” (including the correlative term “beneficially own”) shall have the meaning given to such term in Rule 13d-3 and Rule 13d-5 of the 1934 Act; provided, however, that a Person will be deemed to be the beneficial owner of any security that may be acquired by such Person, whether upon the conversion, exchange or exercise of any rights, options, warrants or similar securities to subscribe for, purchase or otherwise acquire such security.

(c) Board of Directors. For purposes of this Agreement, the term “Board of Directors” shall mean the board of directors of the Company.

(d) Business Day. For purposes of this Agreement, the term “Business Day” means any day other than a Saturday or Sunday or a day on which banks in the State of New York are authorized or required to be closed.

(e) Company Security. For purposes of this Agreement, the term “Company Security” means any shares of, or other equity interest in, the Company, or any options, warrants, securities or other rights convertible into, or exercisable for, any such shares or equity interest.

(f) Delivery. For purposes of this Agreement, the term “Delivery” shall have the meaning set forth in Section 7 below.

(g) Equity Securities. For purposes of this Agreement, the term “Equity Securities” shall mean any shares of Ordinary Shares now owned or hereafter acquired by a Shareholder (or a transferee in accordance with Section 2.4 herein) having voting rights in the election of the Board of Directors of the Company.

(h) Expedia Lodging Outsourcing Agreement. For purposes of this Agreement, the term “Expedia Lodging Outsourcing Agreement” shall mean that certain Lodging Outsourcing Agreement, dated as of the date hereof, by and among Travel Reservations S.R.L., Company and the Expedia Shareholder pursuant to which the Expedia Shareholder will supply certain services to the Company, as amended, supplemented or modified.

(i) FD Investor Ownership Percentage. For purposes of this Agreement, “FD Investor Ownership Percentage” shall have the meaning given to such term in the Investors’ Rights Agreement.

(j) Holders. For purposes of this Agreement, the term “Holders” shall mean the Shareholders listed on Schedule A, Schedule B, Schedule C, Schedule D and Schedule E hereto, or any person or entity that has acquired Equity Securities from any of such Shareholders, provided that such persons are eligible to acquire the rights of Holders in accordance with Section 3 hereof.

(k) Initial Offering. For purposes of this Agreement, the term “Initial Offering” shall have the meaning given to such term in the Investors’ Rights Agreement.

(l) Liquidation Event. For purposes of this Agreement, the term “Liquidation Event” shall have the meaning given to such term in the Investors’ Rights Agreement.

(m) Parties. For purposes of this Agreement, the term “Parties” shall mean the Company and the Shareholders, each a “Party”.

(n) Person. For purposes of this Agreement, the term “Person” means any individual, sole proprietorship, partnership, firm, entity, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporation or Governmental Body (as defined in the Investors’ Rights Agreement).

(o) Priceline Group. For purposes of this Agreement, the term “Priceline Group” shall have the meaning given to such term in the Investors’ Rights Agreement.

(p) Subsidiary. For purposes of this Agreement, the term “Subsidiary” shall have the meaning given to such term in the Investors’ Rights Agreement.

(q) Transfer. For purposes of this Agreement, the term “Transfer” shall include any sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer or disposition of any kind, including, but not limited to, transfers pursuant to divorce or legal separation, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary, involuntarily or by operation of law, directly or indirectly, of any Company Security.

1.2 Other Defined Terms. Below is a list of terms defined elsewhere in this Agreement.

Term	Section
Additional Shareholders	Preamble
Additional Transfer Notice	Section 2.1(c)
Agreement	Preamble
Company	Preamble
Dispute	Section 10(b)
Dispute Notice	Section 10(b)
Existing Shareholders	Recitals
Expedia Shareholder	Preamble
Fully Participating Holder	Section 2.1(d)(iv)
Initial Remaining Shares	Section 2.1(c)
Investors’ Rights Agreement	Section 2.1(d)(iv)

LPS	Section 2.4
Management Shareholders	Preamble
Offered Securities	Section 2.1(a)
Ordinary Shares	Preamble
Other Investor Shareholders	Preamble
Overallotment Notice	Section 2.1(d)(iv)
Participating Holder	Section 2.1(d)(iii)
Participating Holder Notice	Section 2.1(d)(iii)
Participating Holders Overallotment Notice	Section 2.1(d)(iv)
Prior Agreement	Recitals
Prohibited Transfer	Section 2.5(c)
Remaining Shares	Section 2.1(d)(ii)
Second Additional Transfer Notice	Section 2.1(d)(ii)
Selling Holder	Section 2.2(a)
Selling Shareholder	Section 2.1(a)
Shareholder and Shareholders	Preamble
Stock Subscription Agreement	Recitals
Tiger Shareholders	Preamble
Transfer Notice	Section 2.1(a)
Voting Agreement	Section 2.1(d)(iv)

2. Agreements Among the Company and the Shareholders.

2.1 Rights of Refusal.

(a) Transfer Notice. If at any time a Shareholder proposes to Transfer Equity Securities (a “Selling Shareholder”), then the Selling Shareholder shall promptly give the Company and each Holder written notice of the Selling Shareholder’s intention to make the Transfer (the “Transfer Notice”). The Transfer Notice shall include (i) a description of the Equity Securities to be Transferred (“Offered Securities”), (ii) the name(s) and address(es) of the prospective transferee(s), (iii) the consideration, which shall consist solely of cash or marketable securities, and (iv) the other material terms and conditions upon which the proposed Transfer is to be made. The Transfer Notice shall certify that the Selling Shareholder has received a bona fide firm offer from the prospective transferee(s) and in good faith believes a binding agreement for the Transfer is obtainable on the terms set forth in the Transfer Notice. The Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Transfer. In the event that the Transfer is being made pursuant to the provisions of Section 2.4, the Transfer Notice shall state under which specific subsection the Transfer is being made.

(b) Company’s Right of First Refusal. The Company shall have an option for a period of ten (10) days from Delivery of the Transfer Notice to elect to purchase all or any portion of the Offered Securities at the same price and subject to the same material terms and conditions as described in the Transfer Notice. The Company may exercise such purchase option and purchase all or any portion of the Offered Securities by notifying the Selling Shareholder in writing before expiration of such ten (10) day period as to the number of such

Offered Securities that it wishes to purchase. If the Company gives the Selling Shareholder notice that it desires to purchase such Offered Securities, then payment for the Offered Securities shall be by check or wire transfer, against delivery of the Offered Securities to be purchased at a place agreed upon between the parties and at the time of the scheduled closing therefor, which shall be no later than forty-five (45) days after Delivery to the Company of the Transfer Notice, unless the Transfer Notice contemplated a later closing with the prospective third-party transferee(s). If the Company fails to purchase any or all of the Offered Securities by exercising the option granted in this Section 2.1(b) within the 10-day period provided, the remaining Offered Securities shall be subject to the options granted to the Expedia Shareholder and the Holders pursuant to Section 2.1(d).

(c) Additional Transfer Notice. Subject to the Company’s option set forth in Section 2.1(b), if at any time the Selling Shareholder proposes a Transfer, then, within five (5) business days after the Company has declined to purchase all, or a portion, of the Offered Securities or the Company’s option to so purchase the Offered Securities has expired, the Selling Shareholder shall promptly give each Holder an “Additional Transfer Notice” that shall include all of the information and certifications required in a Transfer Notice and shall additionally identify the Offered Securities that the Company has declined to purchase (the “Initial Remaining Shares”) and briefly describe the Expedia Shareholder’s and the other Holders’ rights of first refusal and co-sale rights with respect to the proposed Transfer.

(d) Holders’ Right of First Refusal.

(i) The Expedia Shareholder shall have an option for a period of ten (10) days from the Delivery of the Additional Transfer Notice from the Selling Shareholder set forth in Section 2.1(c) to elect to purchase any or all of the Initial Remaining Shares at the same price and subject to the same material terms and conditions as described in the Additional Transfer Notice. The Expedia Shareholder may exercise such purchase option and purchase all or any portion of the Initial Remaining Shares by notifying the Selling Shareholder and the Company in writing, before expiration of the ten (10) day period as to the number of such Equity Securities that it wishes to purchase.

(ii) Subject to the Expedia Shareholder’s option set forth in Section 2.1(d)(i), if at any time the Selling Shareholder proposes a Transfer, then, within five (5) business days after the Expedia Shareholder has declined to purchase all, or a portion, of the Offered Securities or the Expedia Shareholder’s option to so purchase the Offered Securities has expired, the Selling Shareholder shall promptly give each other Holder a “Second Additional Transfer Notice” that shall include all of the information and certifications required in a Transfer Notice and shall additionally identify the Offered Securities that the Expedia Shareholder has declined to purchase (the “Remaining Shares”) and briefly describe the other Holders’ rights of first refusal and co-sale rights with respect to the proposed Transfer.

(iii) Each Holder shall have an option for a period of fifteen (15) days from the Delivery of the Second Additional Transfer Notice from the Selling Shareholder set forth in Section 2.1(d)(ii) to elect to purchase its respective pro rata share of the

Remaining Shares at the same price and subject to the same material terms and conditions as described in the Second Additional Transfer Notice. Each Holder may exercise such purchase option and purchase all or any portion of his, her or its pro rata share of the Remaining Shares (a “Participating Holder” for the purposes of Section 2.1(d) and 2.1(e)), by notifying the Selling Shareholder and the Company in writing, before expiration of the fifteen (15) day period as to the number of such Equity Securities that he, she or it wishes to purchase (the “Participating Holder Notice”). Each Holder’s pro rata share of the Remaining Shares shall be a fraction of the Remaining Shares, the numerator of which shall be the number of Equity Securities owned by such Holder on the date of the Transfer Notice and denominator of which shall be the total number of Equity Securities held by all Holders on the date of the Transfer Notice.

(iv) In the event any Holder elects not to purchase its pro rata share of the Remaining Shares available pursuant to its option under Section 2.1(d)(iii) within the time period set forth therein, then the Selling Shareholder shall promptly give written notice (the “Overallotment Notice”) to each Participating Holder that has elected to purchase all of its pro rata share of the Remaining Shares (each a “Fully Participating Holder”), which notice shall set forth the number of Remaining Shares not purchased by the other Holders, and shall offer the Fully Participating Holders the right to acquire the unsubscribed Remaining Shares. Each Fully Participating Holder shall have five (5) business days after Delivery of the Overallotment Notice to deliver a written notice to the Selling Shareholder (the “Participating Holders Overallotment Notice”) of its election to purchase its pro rata share of the unsubscribed Remaining Shares on the same terms and conditions as set forth in the Additional Transfer Notice and indicating the maximum number of the unsubscribed Remaining Shares that it will purchase in the event that any other Fully Participating Holder elects not to purchase its pro rata share of the unsubscribed Remaining Shares. For purposes of this Section 2.1(d)(iv), the numerator shall be the same as that used in Section 2.1(d)(iii) above and the denominator shall be the total number of Equity Securities owned by all Fully Participating Holders on the date of the Transfer Notice. Each Participating Holder shall be entitled to apportion Remaining Shares to be purchased among its partners and Affiliates (including in the case of a venture capital fund other venture capital funds affiliated with such fund), provided that such Participating Holder notifies the Selling Shareholder of such allocation and such partners and Affiliates agree to be bound by this Agreement, that certain Investors’ Rights Agreement entered into as of the date hereof by and among the Company, the Tiger Shareholders, the Management Shareholders, the Other Investor Shareholders and the Expedia Shareholder, as amended, restated or otherwise modified (the “Investors’ Rights Agreement”) and that certain Third Amended and Restated Voting Agreement entered into as of the date hereof by and among the Company, the Tiger Shareholders, the Management Shareholders, the Other Investor Shareholders, the Expedia Shareholder and the Additional Shareholders, as amended, restated or otherwise modified (the “Voting Agreement”).

(v) The right of the Expedia Shareholder to purchase Shares pursuant to this Section 2.1(d) shall be subject to Section 3.14 of the Investors’ Rights Agreement. To the extent that the Expedia Shareholder’s or its Affiliates’ FD Investor Ownership Percentage would (but for the limitations set forth in Section 3.14 of the Investors’ Rights Agreement) exceed 35% on the date of the Transfer Notice or Additional Transfer Notice, such excess Equity Securities owned by the Expedia Shareholders or its Affiliates shall be disregarded for purposes of the calculation of the pro rata share of the Shareholders as such calculations are required pursuant to the procedures in this Section 2.1.

(e) Payment. The Expedia Shareholder shall effect the purchase of the Initial Remaining Shares, and the Participating Holders shall effect the purchase of the Remaining Shares, with payment by check or wire transfer, against delivery of the Initial Remaining Shares or the Remaining Shares, as applicable, to be purchased at a place agreed upon between the parties and at the time of the scheduled closing therefor, which shall be no later than forty-five (45) days after Delivery to the Company of the Transfer Notice, unless the Transfer Notice contemplated a later closing with the prospective third-party transferee(s).

2.2 Right of Co-Sale.

(a) To the extent the Company and the Holders do not exercise their respective rights of refusal as to all of the Offered Securities pursuant to Section 2.1, then each Holder (a “Selling Holder” for purposes of this Section 2.2) that notifies the Selling Shareholder in writing within twenty (20) days after Delivery of the Additional Transfer Notice referred to in Section 2.1(c), shall have the right to participate in such sale of Equity Securities on the same terms and conditions as specified in the Transfer Notice. Such Selling Holder’s notice to the Selling Shareholder shall indicate the number of Equity Securities of the Company that the Selling Holder wishes to sell under his, her or its right to participate. To the extent one or more of the Holders exercise such right of participation in accordance with the terms and conditions set forth below, the number of Equity Securities that the Selling Shareholder may sell in the Transfer shall be correspondingly reduced.

(b) Each Selling Holder may sell all or any part of that number of Equity Securities of the Company equal to the product obtained by multiplying (i) the aggregate number of shares of Equity Securities covered by the Transfer Notice that have not been subscribed for pursuant to Section 2.1 by (ii) a fraction, the numerator of which is the number of Equity Securities owned by the Selling Holder on the date of the Transfer Notice and the denominator of which is the total number of Equity Securities owned by the Selling Shareholder and all of the Selling Holders on the date of the Transfer Notice.

(c) Each Selling Holder shall effect its participation in the sale by promptly delivering to the Selling Shareholder for transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent the type and number of shares of Equity Securities of the Company that such Selling Holder elects to sell.

(d) The certificate or certificates evidencing the Equity Securities that the Selling Holder delivers to the Selling Shareholder pursuant to Section 2.2(c) shall be transferred to the prospective purchaser in consummation of the sale of the Equity Securities pursuant to the terms and conditions specified in the Transfer Notice, and the Selling Shareholder shall concurrently therewith remit to such Selling Holder that portion of the sale proceeds to which such Selling Holder is entitled by reason of its participation in such sale. To the extent that any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchase shares or other securities from a Selling Holder exercising its rights of co-sale hereunder, the Selling Shareholder shall not sell to such prospective purchaser or purchasers any Equity Securities unless and until, simultaneously with such sale, the Selling Shareholder shall purchase such shares or other securities from such Selling Holder for the same consideration and on the same terms and conditions as the proposed Transfer described in the Transfer Notice.

2.3 Non-Exercise of Rights. To the extent that the Company, the Expedia Shareholder and the Participating Holders have not exercised their rights to purchase the Offered Securities, the Initial Remaining Shares or the Remaining Shares within the time periods specified in Section 2.1 and the Holders have not exercised their rights to participate in the sale of the Remaining Shares within the time periods specified in Section 2.2, the Selling Shareholder shall have a period of thirty (30) days from the expiration of such rights in which to sell the Offered Securities, the Initial Remaining Shares or the Remaining Shares, as the case may be, upon terms and conditions (including the purchase price) no more favorable than those specified in the Transfer Notice, to the third-party transferee(s) identified in the Transfer Notice. The third-party transferee(s) shall acquire the Offered Securities, the Initial Remaining Shares and the Remaining Shares free and clear of subsequent rights of first refusal and co-sale rights under this Agreement. In the event Selling Shareholder does not consummate the sale or disposition of the Offered Securities, the Initial Remaining Shares and the Remaining Shares within the thirty (30) day period from the expiration of these rights, the Company’s first refusal rights and the Holders’ first refusal rights and co-sale rights shall continue to be applicable to any subsequent disposition of the Offered Securities, the Initial Remaining Shares or the Remaining Shares by the Selling Shareholder until such right lapses in accordance with the terms of this Agreement. Furthermore, the exercise or non-exercise of the rights of the Company and the Holders under this Section 2 to purchase Equity Securities from the Selling Shareholder or participate in sales of Equity Securities by the Selling Shareholder shall not adversely affect their rights to make subsequent purchases from the Selling Shareholder of Equity Securities or subsequently participate in sales of Equity Securities by the Selling Shareholder.

2.4 Limitations to Rights of Refusal and Co-Sale. Notwithstanding the provisions of Sections 2.1 and 2.2 of this Agreement, the first refusal rights of the Company and first refusal and co-sale rights of the Holders shall not apply to (a) the Transfer for bona fide estate planning purposes of Equity Securities to any spouse or member of a Shareholder’s immediate family, or to a custodian, trustee (including a trustee of a voting trust), executor, or other fiduciary for the account of a Shareholder’s spouse or members of a Shareholder’s immediate family, or to a trust for a Shareholder’s own self, or a charitable remainder trust, (b) any sale of Equity Securities to the public pursuant to a registration statement filed with, and declared effective by, the Securities and Exchange Commission under the Securities Act of 1933, as amended, including without limitation the Initial Offering (c) (i) with respect to any Shareholder (other than the Expedia Shareholder) as of the date hereof, any Transfer to such Shareholder’s Subsidiary, parent, partner, limited partner, retired partner, Shareholder or in the case of a Shareholder that is an investment fund, any investment fund which is affiliated or under common control with such Shareholder or (ii) with respect to the Expedia Shareholder, any Transfer to an Affiliate of the Expedia Shareholder, or (d) any Transfer by a Management Shareholder to the Company pursuant to Section 4 of the Investors’ Rights Agreement or pursuant to those certain Repurchase Letter Arrangements entered into between the Company and each of the Management Shareholders on December 19, 2011 and December 19, 2012; provided, however, that in the event of any Transfer made pursuant to one of the exemptions provided by clause(s) (a), (b) or (c) such Shareholder shall inform the Board of Directors of such Transfer prior to effecting it and in the case of clauses (a) or (c) each such transferee or assignee, prior to the completion of the Transfer, shall have executed documents assuming the obligations of such Shareholder under this Agreement, the Investors’ Rights Agreement and the Voting Agreement with respect to the transferred Equity Securities; provided, further, however, that any Transfer by the Expedia Shareholder to Lodging Partner Services Sarl, a private limited company organized pursuant to the laws of Switzerland (“LPS”), shall not require notice to the Board of Directors and if such Transfer is effected, all references to the “Expedia Shareholder” in this Agreement, the Investors’ Rights Agreement and the Voting Agreement shall be deemed to be references to LPS and LPS will assume all obligations of Expedia, Inc. a Washington Corporation hereunder and thereunder. Such transferred Equity Securities shall remain “Equity Securities” hereunder, and such pledgee, transferee or donee shall be treated as a Shareholder for purposes of this Agreement.

2.5 Prohibited Transfers.

(a) Except as otherwise provided in this Agreement, each Shareholder will not Transfer in any way, all of any part of or any interest in the Equity Securities. Any Transfer of Equity Securities not made in conformance with this Agreement shall be null and void and shall not be recognized by the Company.

(b) From the date hereof and until the date that is the third (3rd) anniversary of the closing of the Initial Offering, (a) the Company and its Subsidiaries shall not, directly or indirectly, issue or Transfer any Company Securities to the Priceline Group, and (b) each Shareholder shall not, and shall cause its Affiliates not to, directly or indirectly, Transfer any Company Securities to the Priceline Group; provided that nothing herein shall restrict the right of the Company, its Subsidiaries, a Shareholder or its Affiliates to sell shares of Ordinary Shares after the Initial Offering, to the extent that such sale is made through an offering registered with the Securities and Exchange Commission, or a broker, dealer or market maker on a securities exchange or in the over-the-counter market, so long as the Company, such Shareholder or such Affiliates have no knowledge that the Priceline Group is the buyer in such sale; provided, further, the provisions of this Section 2.5(b) shall cease to be of any force or effect if the Expedia Lodging Outsourcing Agreement is validly terminated in accordance with its terms, unless the Expedia Lodging Outsourcing Agreement is validly terminated by Expedia pursuant to Section 11.2.3(b) or (e) thereof (in which case this Section 2.5(b) shall remain in effect until the earliest to occur of (i) the third (3rd) anniversary of the closing of the Initial Offering; (ii) the seventh (7th) anniversary of the date of the Expedia Lodging Outsourcing Agreement if all amounts payable in accordance with Section 11.2.2(c) of the Expedia Lodging Outsourcing Agreement have been paid to Expedia; (iii) the Expedia Shareholder selling any of the Expedia Put Shares in a manner that would give rise to the right of the Company to terminate the Expedia Lodging Outsourcing Agreement if such agreement were still in effect; and (iv) a material and uncured breach by the Expedia Shareholder of Section 3.14 of the Investors’ Rights Agreement).

(c) In the event a Shareholder should sell any Equity Securities in contravention of the co-sale rights of the Holders under Section 2.2 (a “Prohibited Transfer”), the Holders, in addition to such other remedies as may be available at law, in equity or hereunder, shall have the put option provided below under Section 2.2(d), and such Shareholder shall be bound by the applicable provisions of such option.

(d) In the event of a Prohibited Transfer, each Holder shall have the right to sell to such Shareholder the type and number of shares of Equity Securities equal to the number of shares each Holder would have been entitled to transfer to the third-party transferee(s) under Section 2.2 hereof had the Prohibited Transfer been effected pursuant to and in compliance with the terms hereof. Such sale shall be made on the following terms and conditions:

(i) The price per share at which the shares are to be sold to such Shareholder shall be equal to the price per share paid by the third-party transferee(s) to such Shareholder in the Prohibited Transfer. The Shareholder shall also reimburse each Holder for any and all fees and expenses, including legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Holder’s rights under Section 2.2.

(ii) Within ninety (90) days after the later of the date on which the Holder (A) receives notice of the Prohibited Transfer or (B) otherwise becomes aware of the Prohibited Transfer, each Holder shall, if exercising the option created hereby, deliver to such Shareholder the certificate or certificates representing shares to be sold, each certificate to be properly endorsed for transfer.

(iii) Such Shareholder shall, upon receipt of the certificate or certificates for the shares to be sold by a Holder pursuant to this Section 2.5, pay the aggregate purchase price therefor and the amount of reimbursable fees and expenses, as specified in Section 2.5(d)(i), in cash or by other means acceptable to the Holder.

2.6 Time to Exercise Options. In connection with any exercise by a Management Shareholder of his rights of first refusal and co-sale in accordance with this Agreement, the Company agrees that the Management Shareholder shall have a reasonable amount of time to exercise such Management Shareholder’s vested options issued pursuant to the Company’s 2008 Stock Plan in accordance with such Management Shareholder’s option agreements, and any shares of Ordinary Shares acquired upon such exercise shall be subject to the Management Shareholder’s first refusal and co-sale rights hereunder.

3. Assignments and Transfers; No Third-Party Beneficiaries. This Agreement and the rights and obligations of the Parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns and legal representatives, but shall not otherwise be for the benefit of any third party. The rights of the Holders hereunder are only assignable (i) to any other Holder, (ii) to a partner or Affiliate of such Holder or (iii) in accordance with this Agreement, in each case to the extent such assignee agrees to be bound by the terms hereof and of the Investors’ Rights Agreement and the Voting Agreement.

4. Legend. Each existing or replacement certificate for shares now owned or hereafter acquired by a Shareholder shall bear the following legend upon its face:

“THE SALE, PLEDGE, HYPOTHECATION, ASSIGNMENT OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN FIRST REFUSAL AND CO-SALE AGREEMENT BY AND AMONG THE SHAREHOLDER, THE CORPORATION AND CERTAIN OTHER HOLDERS OF STOCK OF THE CORPORATION. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.”

5. Effect of Change in Company’s Capital Structure. If, from time to time, the Company pays a stock dividend or effects a stock split, reverse stock split, combination, reclassification or other change in the character or amount of any of the outstanding stock of the Company, then in such event any and all new, substituted or additional securities to which the Shareholders are entitled by reason of such Shareholders’ ownership of Equity Securities shall be immediately subject to the rights and obligations set forth in this Agreement with the same force and effect as the stock subject to such rights immediately before such event.

6. Captions. The captions, headings and arrangements used in this Agreement are for convenience only and do not in any way limit or amplify the terms and provisions hereof.

7. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail (it being understood that any notices sent by electronic mail shall be accompanied by delivery of such notice by registered or certified mail) or facsimile if sent during normal business hours of the recipient; if not, then on the next Business Day, (iii) five (5) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) two (2) business days after deposit with an internationally recognized overnight courier, specifying second-day delivery, with written verification of receipt; provided that notices received on a day that is not a Business Day or after the close of business on a Business Day will be deemed to be effective on the next Business Day. The occurrence of the events set forth in subsections (i) through (iv) above shall constitute “Delivery” of notice. All communications shall be sent to the respective Parties at the addresses set forth on the Offer or the notices of acceptance of the Offer, as applicable, to which this Annex B is attached (or at such other addresses as shall be specified by notice given in accordance with this Section 7).

8. Further Instruments and Actions. The Parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement. Each Shareholder agrees to cooperate affirmatively with the Company and the other Shareholders to enforce rights and obligations pursuant hereto.

9. Term. Except for the obligations set forth in Section 2.5(b) (which, together with Sections 1, 3, 6 through 14, and 16 through 18, shall survive until the third (3rd) anniversary of the Initial Offering), this Agreement shall terminate and be of no further force or effect upon (a) the consummation of an Initial Offering or (b) the consummation of a Liquidation Event. For purposes hereof, said definitions are hereby incorporated as if restated herein in their entirety.

10. Governing Law; Dispute Resolution.

(a) This Agreement, and all claims or causes of action (whether at law, in contract, in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(b) In the event of any dispute, controversy or claim arising out of or relating to this Agreement, or the enforcement or breach hereof, or any transactions contemplated hereby (a “Dispute”), any Party hereto may send a written notice of such Dispute to the other Parties hereto (a “Dispute Notice”) and the Parties hereto shall consult and negotiate with each other and, recognizing their mutual interests, attempt to reach a solution satisfactory to all Parties. If they do not reach settlement within a period of thirty (30) days after the date that the Dispute Notice is given, then the Parties may elect to pursue legal remedies in accordance with Sections 10(b) and (c). In addition, each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery, or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware, or, if both the Delaware Court of Chancery and the federal courts within the State of Delaware decline to accept jurisdiction over a particular matter, any other state court within the State of Delaware, and, in each case, any appellate court therefrom. Each of the Parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the Parties hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 10, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the Parties agrees that service of process upon such Party in any such action or proceeding shall be effective if such process is given as a notice in accordance with Section 7.

(c) EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY DIRECT OR INDIRECT ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREIN OR THE FINANCING. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) MAKES THIS WAIVER VOLUNTARILY, AND (III) ACKNOWLEDGES THAT EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 10.

11. Amendments and Waivers. This Agreement (including the Exhibits hereto, if any) constitutes the full and entire understanding and agreement among the Parties with regard to, the subjects hereof and thereof. Unless otherwise specified herein, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company, the Expedia Shareholder and the Tiger Shareholders; provided, however, that the Expedia Shareholder shall not unreasonably withhold or delay its consent to the extent any such amendment or waiver is required in relation to additional equity financings of the Company, except in the event that such amendment or waiver adversely affects the obligations or rights of the Expedia Shareholder, in which case no such amendment or waiver shall be effective against the Expedia Shareholder if the Expedia Shareholder has not consented to it in writing; provided, further, however, notwithstanding the foregoing or anything to the contrary herein, that in the event that such amendment or waiver adversely affects the obligations or rights of the Management Shareholders in a different manner than the other Holders, no such amendment or waiver shall be effective against any Management Shareholder which has not consented to such amendment or waiver; provided, further, however, notwithstanding the foregoing or anything to the contrary herein, that in the event that such amendment or waiver adversely affects the obligations or rights of the Other Investor Shareholders in a different manner than the other Holders, no such amendment or waiver shall be effective against any Other Investor Shareholder which has not consented to such amendment or waiver in writing. Any amendment or waiver affected pursuant to this Section 11 shall be binding upon all the Parties hereto and their respective successors and assigns.

12. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

13. Attorney’s Fees. In the event that any dispute among the Parties to this Agreement should result in litigation, the prevailing Party in such dispute shall be entitled, in addition to any other relief to which such Party is entitled, to recover from the losing Party all fees, costs and expenses of enforcing any right of such prevailing Party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

14. Aggregation of Stock. For the purposes of determining the availability of any rights under this Agreement, the holdings of any transferee and assignee of a Shareholder who is partner or Affiliate (including an affiliated investment fund) shall be aggregated together with the Shareholder for the purpose of exercising any rights or taking any action under this Agreement.

15. Conflict with Other Rights of First Refusal. For so long as this Agreement remains in existence, the right of first refusal provisions contained in this Agreement shall supersede the right of first refusal provisions contained in any other agreement between a Shareholder and the Company; provided, however, that the other provisions of any such agreement, including, without limitation, other restrictions on the transfer of securities, shall remain in full force and effect. If, however, this Agreement shall terminate, the right of first refusal provisions contained in any such agreement shall be in full force and effect in accordance with its terms.

16. Entire Agreement. This Agreement is intended to be the sole agreement of the Parties as it relates to the subject matter hereof and supersedes all other agreements of the Parties relating to the subject matter hereof; provided, however, that to the extent that any provision hereof conflicts with any provision of the Company’s Memorandum of Association and Articles of Association, to the extent permitted by applicable law, the provisions hereof shall control. The Prior Agreement is hereby amended and restated in its entirety and shall be of no further force or effect.

17. Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Party to this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting Party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default therefor or thereafter occurring. All remedies, either under this Agreement or by law or otherwise afforded to any Party, shall be cumulative and not alternative.

18. Additional Shareholders. Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of Ordinary Shares or grants other rights to acquire shares of the Company after the date hereof, the Company may cause such purchaser or grantee to become a Party to this Agreement by executing and delivering an Adoption Agreement to this Agreement substantially in the form attached hereto as Exhibit A and thereafter shall be deemed a “Shareholder” for all purposes hereunder.

Remainder of page intentionally left blank.

IN WITNESS WHEREOF, the parties hereto have caused the Fourth Amended and Restated First Refusal and Co-Sale Agreement to be duly executed, all as of the date first written above.

DESPEGAR.COM, CORP.

By:	/s/ Juan Pablo Alvarado
Name: Juan Pablo Alvarado
Title: Representative

[Signature Page to the Fourth Amended and Restated First Refusal and Co-Sale Agreement]

EXPEDIA, INC.

By:	/s/ Mark D. Okerstrom
Name: Mark D. Okerstrom
Title: Authorized Person

[Signature Page to the Fourth Amended and Restated First Refusal and Co-Sale Agreement]

TIGER SHAREHOLDER:

TIGER GLOBAL PRIVATE INVESTMENT PARTNERS IV, L.P.

By:	TIGER GLOBAL PIP PERFORMANCE IV, LLC
Its General Partner

By:	TIGER GLOBAL PIP MANAGEMENT IV, LTD.
Its General Partner

By: /s/ Steven D. Boyd
Steven D. Boyd
General Counsel

Address:	Campbell Corporate Services Limited
Scotia Centre, P.O. Box 268
Grand Cayman KY1-1104
Cayman Islands

[Signature Page to the Fourth Amended and Restated First Refusal and Co-Sale Agreement]

TIGER SHAREHOLDER:

TIGER GLOBAL INVESTMENTS, L.P.

By:	TIGER GLOBAL PERFORMANCE, LLC
Its General Partner

By: /s/ Steven D. Boyd
Steven D. Boyd
General Counsel

Address:	Campbell Corporate Services Limited
Scotia Centre, P.O. Box 268
Grand Cayman KY1-1104
Cayman Islands

[Signature Page to the Fourth Amended and Restated First Refusal and Co-Sale Agreement]

TIGER SHAREHOLDER:

By: /s/ Scott Shleifer
Scott Shleifer, Investment Trustee of the
Shleifer 2011 Descendants’ Trust pursuant to an agreement dated as of January 20, 2011

Address:	9 West 57th Street, 35th Floor
New York, NY 10019

[Signature Page to the Fourth Amended and Restated First Refusal and Co-Sale Agreement]

TIGER SHAREHOLDER:

By: /s/ Lee Fixel
Lee Fixel, as Investment Trustee of LFX Trust under an agreement dated as of January 26, 2011

Address:	9 West 57th Street, 35th Floor
New York, NY 10019

[Signature Page to the Fourth Amended and Restated First Refusal and Co-Sale Agreement]

TIGER SHAREHOLDER:

VENTOUX V LLC

By: /s/ Feroz Dewan
Feroz Dewan, Investment Manager

Address:	9 West 57th Street, 35th Floor
New York, NY 10019

[Signature Page to the Fourth Amended and Restated First Refusal and Co-Sale Agreement]

SCHEDULE A

Tiger Shareholders

Tiger Global Private Investment Partners IV, L.P.

Tiger Global Investments, L.P.

Scott Shleifer, Investment Trustee of the Scott Shleifer 2011 Descendants’ Trust pursuant to an agreement dated as of January 20, 2011

Lee Fixel, as Investment Trustee of LFX Trust under an agreement dated as of January 26, 2011

Ventoux V LLC

SCHEDULE B

Management Shareholders

Porto Palma S.A.

Vistamare S.A.

Tielis Park S.A.

Prosventure S.A.

Pausania S.A.

Bynum Company S.A.

Birbey S.A.

Prefisul S.A.

Pranaguspi S.A.

SCHEDULE C

Other Investor Shareholders

SC US GF V HOLDINGS, LTD.

SCGE FUND, L.P.

SCHF (M) PV, L.P.

INSIGHT VENTURE PARTNERS VII, L.P.

INSIGHT VENTURE PARTNERS (Cayman) VII, L.P.

INSIGHT VENTURE PARTNERS VII (Co-Investors), L.P.

INSIGHT VENTURE PARTNERS (Delaware) VII, L.P.

Accel Growth Fund II L.P.

Accel Growth Fund II Strategic Partners L.P.

Accel Growth Fund Investors 2012 L.L.C.

General Atlantic Partners (Bermuda) II, L.P.

GAPCO GmbH & Co. KG

GAP Coinvestments CDA, L.P.

GAP Coinvestments III, LLC

GAP Coinvestments IV, LLC

SCHEDULE D

Expedia Shareholder

Expedia, Inc., a Washington corporation. If Expedia, Inc., a Washington corporation, transfers its shares of Ordinary Shares to an Affiliate in accordance with Section 2.4(c)(ii) of the First Refusal and Co-Sale Agreement, all references to the “Expedia Shareholder” in this Agreement shall be deemed to be references to such Affiliate.

SCHEDULE E

Additional Shareholders

Nilesh Lakhani

Edgardo Sokolowicz

Alipio Camanzano

Ioannis S.A.

Busmont S.A.

Christian Adonajlo

Cristian Camsen

Daniel Goldstein

Michael Doyle

EXHIBIT A

ADOPTION AGREEMENT

This Adoption Agreement (“Adoption Agreement”) is executed by the undersigned (the “Additional Shareholder”) pursuant to the terms of that certain Third Amended and Restated First Refusal and Co-Sale Agreement dated as of March 6, 2015, as may be amended, restated or modified from time to time (the “Agreement”), by and among Despegar.com, Corp., a business company incorporated in the British Virgin Islands (“the Company”), and certain of its Shareholders. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Adoption Agreement, the Additional Shareholder agrees as follows:

Acknowledgment. The Additional Shareholder acknowledges that the Additional Shareholder is acquiring certain shares of the Company (the “Stock”), subject to the terms and conditions of the Agreement.

Agreement. The Additional Shareholder (i) agrees that the Stock acquired by the Additional Shareholder shall be bound by and subject to the terms of the Agreement, and (ii) hereby adopts the Agreement with the same force and effect as if the Additional Shareholder were originally a Party thereto.

Notice. Any notice required or permitted by the Agreement shall be given to the Additional Shareholder at the address listed beside the Additional Shareholder’s signature below.

EXECUTED AND DATED this                      day of             , 20    .

SHAREHOLDER:

By:
Name and Title

Address:
Fax:

Accepted and Agreed:

DESPEGEGAR.COM, CORP.

By:

Title:

E-1